Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-261033) and Form S-8 (No. 333-248985) of Laird Superfood, Inc. (the “Company”), of our report dated March 16, 2023, relating to the consolidated financial statements of the Company appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2022.

/s/ Moss Adams LLP

Portland, Oregon

March 16, 2023